EXHIBIT 4.1 - Office Lease December 1, 2008

OFFICE LEASE AGREEMENT

THIS LEASE AGREEMENT is made this 1st day of  December 2008, by and between 2205 YORK ROAD, LLC, whose address is 1623 York Road, Suite 201, Lutherville, Maryland 21093, a Maryland Limited Liability Company, hereinafter called "Landlord", and MONSTER DIESEL, INC., whose address is 578 Cervantes Drive, Henderson, Nevada 89014, hereinafter called "Tenant".

WITNESSETH:
THAT in consideration of the rents and covenants hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, certain space in the building known as 2205 York Road , Suite 14, Lutherville, Maryland 21093, hereinafter called the "Building". The Building and other facilities related thereto are located on a parcel of land, hereinafter called the "Building Area", and the Building Area and the Building are together referred to as the "Property". This Lease shall be for the Term, upon the rents, and subject to the terms and conditions hereinafter set forth.

1.      LEASED PREMISES.

The portion of the Building leased hereunder is hereinafter referred to as the "Leased Premises" and contains approximately One Thousand One Hundred Sixty Four (1,164) square feet of space, Suite 14, as shown on "Exhibit A" attached hereto and made a part hereof. The square footage of the Leased Premises designated above is the agreed upon square footage of the Leased Premises for all purposes under this Lease.

2.      TERM.

 2.01.Initial Term. The term of this Lease ("Term") shall be One (1) year commencing on the Date of Possession and terminating on November 30, 2009. After the execution of this Agreement, each of the parties hereto agrees, upon demand of the other, to execute a declaration expressing the commencement and termination dates of the Lease Term.

2.02. Date of Possession. The Date of Possession shall be December 1, 2008. 3. RENT.

Tenant hereby covenants and agrees to pay Landlord as Rent all of the following, without notice or demand and without setoff of any kind:

 3.01.Rent Commencement; Prepaid Rent: Rent shall commence on the Date of Possession (hereinafter "Rent Commencement Date"). Concurrently, with the execution of the Lease Agreement, Tenant shall deposit with the Landlord the sum of One Thousand Five Hundred Dollars ($1,500.00) representing rent for the first full calendar month after the Rent Commencement Date .

3.02. Base Rent Schedule: Tenant shall pay to Landlord as annual Base Rent for the Leased Premises the sum indicated below, which amount may be paid in monthly installments as set forth below.

Monthly                                 Annual
$1,500.00                                 $18,000.00

3.03. Additional Rent.

3.03.1. Operating Expenses. INTENTIONALLY OMITTED

3.03.2. Operating Expense Estimates. INTENTIONALLY OMITTED

3.03.3 Other Obligations as Additional Rent. All charges, costs and expenses which the Tenant is required to pay hereunder, together with all interest and penalties that may accrue thereon in the event of the Tenant's failure to pay such amounts, and all damages, costs and expenses which the Landlord may incur by reason of any default of the Tenant or failure on the Tenant's part to comply with the terms of this Agreement, shall be deemed to be additional rent and, in the event of nonpayment by the Tenant, the Landlord shall have all rights and remedies with respect thereto as the Landlord has for the nonpayment of the Base Rent.

3.04. Manner of Payment, Late Charges. All Rent payable by Tenant to the Landlord under this Agreement shall be paid to Landlord at the office of Landlord herein designated by it for notices. Tenant will promptly pay all Rent herein prescribed when and as the same shall become due and payable. Tenant shall pay a "late charge" of eight percent (8%) of any installment of Rent (or any other charge or payment as may be considered additional rental under this Lease) when paid more than five (5) days after the due date thereof to cover the extra expense involved in handling delinquent payments. Commencing thirty (30) days after any payment of Rent is due, such past-due amounts shall bear interest from the date due until paid at the rate of eighteen percent (18%) per annum. Tenant agrees to pay any costs of collection, including attorney fees incurred by Landlord as a result of the Tenant's delinquent payment for Rent or other default. Tenant agrees to pay $100.00 per returned check per incident. If during the Term, more than two of Tenant's checks are returned for insufficient funds, thereafter Landlord may require Tenant to pay any rent due by certified, cashiers or bank check.

4.     SECURITY DEPOSIT.

Concurrently with the execution of this Lease, Tenant will deposit with the Landlord the sum of  One Thousand  Five Hundred Dollars ($1,500.00)  (herein called the "Security Deposit") as security for the faithful performance by Tenant of the terms and conditions of this Agreement. Landlord shall have no obligation to account for the Security Deposit except as provided herein, and such Security Deposit may be commingled with Landlord's other funds without any liability to Tenant on account thereof. In the event Tenant defaults in the performance or observance of any of the terms, covenants and conditions of this Agreement, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any installment of Rent or for any such which Landlord may expend or be required to expend by reason of Tenant's default in respect to any of the terms, covenants, and conditions of this Agreement, including any damages or deficiency in the reletting of the Leased Premises. In the case of every such use, application or retention of any such sum, Tenant on demand shall pay to Landlord the sum so used, applied or retained which shall be added to the Security Deposit so that the same shall be restored to its original amount. In the event Tenant shall faithfully and fully comply with all of the terms, covenants and conditions of this Agreement, the Security Deposit shall be returned to Tenant at the end of the term and after the delivery of the exclusive possession of the Leased Premises to the Landlord.

5.     USE.

5.01 Permitted Use; Compliance with Laws. The Leased Premises are leased to Tenant solely for the purpose of conducting therein General Office Use. Tenant shall not use or permit the Leased Premises or any part thereof to be used for any purpose or purposes other than the purpose or purposes for which the Leased Premises are leased. Tenant shall comply with all laws, ordinances, codes, orders and regulations affecting the construction, use, occupancy, alteration, cleanliness, safety and operation of the Leased Premises, which are in force now or later enacted. No use shall be made or permitted to be made of the Leased Premises or acts done which will increase the existing rate of insurance on the Building or related areas or cause the cancellation of any insurance policy covering the Building or related areas or any part thereof, nor shall Tenant sell or permit to be kept, used or sold in or about the Leased Premises any article which may be prohibited by the standard form of fire insurance policies. Tenant shall not commit or suffer to be committed any waste upon the Leased Premises or any public or private nuisance or any other act or thing which may disturb the quiet enjoyment of any other tenant in the Building. Tenant shall not use the Leased Premises or permit the same to be used in whole or in part for any purpose or use that is deemed to be in violation of any of the laws, ordinances, regulations or rules of any public authority or organization at any time. A judgment of any court of competent jurisdiction, governmental administrative agency or the admission by Tenant in any action or proceeding against Tenant that Tenant has violated any such laws, ordinances, regulations or rules in the use of the Leased Premises, shall be deemed to be a conclusive determination of the fact between Landlord and Tenant.

5.02 Environmental Laws. Except as permitted in this section, Tenant shall not cause or permit any Hazardous Material (defined below) to be brought upon, transported through, stored, kept, used, discharged or disposed of in or about the Leased Premises or the Property by Tenant, its agents, employees or contractors. Tenant shall notify Landlord immediately of the presence or disposal of Hazardous Material on or near the Leased Premises, and of any notice by a party alleging the presence of Hazardous Material on or near the Leased Premises. Hazardous Material brought upon, transported, used, kept or stored in or about the Property which is necessary for Tenant to operate its business for the use permitted in this Lease shall be brought upon, transported, used, and stored only in the quantities necessary for the usual and customary operation of Tenant's business and used, stored and disposed of in a manner that complies with: (i) all laws, rules, regulations, ordinances, codes or any other governmental restriction or requirement of all federal, state and local governmental authorities; (ii) permits (which Tenant shall obtain prior to bringing the Hazardous Material in, on or about the Property) issued for the Hazardous Material; and (iii) all producers' and manufacturers' instructions and recommendations, to the extent they are stricter than laws, rules, regulations, ordinances, codes or permits. If Tenant, its agents, employees or contractors, in any way breaches the obligations in the preceding sentence; or if the presence of Hazardous Material on the Property caused or permitted by Tenant results in the release or threatened release of Hazardous Material on, from or under the Property; or if the presence on, from or under the Property of Hazardous Material otherwise arises out of the operation of Tenant's business then, without limitation of any other rights or remedies available to Landlord under this Lease or at law or in equity Tenant shall:

(a)      promptly take all actions at its sole cost and expense which are necessary to return the Property and other properties to the condition existing prior to the introduction of the Hazardous Material; provided that Landlord's written approval of the actions shall be obtained first (which approval shall not be unreasonably withheld) and so long as such actions do not have or would not potentially have any material, adverse longterm or short-term effect on Landlord or on the Property or other properties, and

(b)       indemnify, defend, and hold harmless Landlord (and Landlord's parents, subsidiaries, affiliates, employees, partners, agents, mortgagees or successors to Landlord's interest in the Leased Premises) (collectively "Indemnity") from any and all claims, sums paid in settlement of claims, judgments, damages, clean-up costs, penalties, fines, costs, liabilities, losses or expenses (including, without limitation, attorneys', consultants' and experts' fees and any fees by Landlord to enforce the Indemnity) which arise during or after the Term as a result of Tenant's breach of the obligations or the release or contamination of the Property, including, without limitation: diminution in value of the Property; damages for the loss of, or the restriction on the use of, rentable or usable space or any amenity of the Property; and damages arising from any adverse impact on the sale or lease of the Property. This Indemnity includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or groundwater on, under or originating from the Property.

"Hazardous Material(s)" means any substance that, by itself or in combination with other materials, is either (i) potentially injurious to public health, safety, or the environment; or (ii) now or in the future regulated by any federal, state, or local governmental authority as potentially injurious to public health, safety, or the environment including all bio-medical waste, including but without limitation, blood and tissue .

6. TENANT'S LEASEHOLD IMPROVEMENTS.

6.01. Alterations at Landlord's Expense. Before tendering possession to Tenant, Landlord shall perform the work described on Exhibit B attached hereto ("Landlord's Work").

6.02. Alterations at Tenant's Expense. Tenant has inspected the Premises and agrees to accept the Leased Premises in an "AS IS" condition upon completion of the Landlord's Work without calling upon Landlord to make any additional expenditures or to perform any other work for the preparation of the Leased Premises for its use. Landlord represents and warrants that, as of the Date of Possession, all mechanical and electrical systems in the Leased Premises will be in good working condition. Tenant shall at its own cost and expense make any other alterations and installations in the Leased Premises required for Tenant's business (the "Leasehold Improvements"), using a contractor or contractors who shall have been approved in writing by Landlord, which consent shall not be unreasonably withheld. Tenant will comply at its own expense with all present and future governmental requirements arising out of, in connection with, or necessitated by the Leasehold Improvements.

6.03. Approval of Plans. Before commencing the construction or installation of any Leasehold Improvements, Tenant shall submit to Landlord or its agent for Landlord's written approval, which approval shall not be unreasonably withheld, the plans and specifications for the Leasehold Improvements. No work shall be commenced thereunder without such written approval and all work to be done by Tenant shall be performed in strict accordance with said approved plans and specifications without any deviation therefrom, unless first approved in writing by Landlord.

6.04. Additional Preconditions. Before commencing any Leasehold Improvement work, Tenant shall also comply with the following requirements:

(a)      Permits. Obtain all necessary consents, authorizations, and licenses from federal, state, and/or municipal authorities having jurisdiction over the work to be done and no Leasehold Improvements shall be commenced unless and until all such necessary consents, authorizations, and licenses shall have first been obtained by the Tenant and/or its contractor or other persons doing the Leasehold Improvement work on behalf of Tenant;

(b)       Contracts. Enter into a contract with its contractor and/or other persons responsible for constructing or installing the Leasehold Improvements, which contract shall provide, among other things, that said Leasehold Improvement work shall be done in a good, workmanlike manner in accordance with the plans and specifications previously approved and consents, authorizations, and licenses previously obtained, and which contract shall provide that the contractor or other persons above referred to are working solely for, and will look solely to Tenant for payment and will hold Landlord and the Property free from all liens and claims of all persons furnishing labor or materials therefor, or both, and will also provide that similar waivers of the right to file liens against the Property shall be obtained from any and all subcontractors or materialmen. A copy of said contract, together with a duly executed waiver or acknowledgement that it has no right to file liens against the Property (as opposed to any leasehold interest that Tenant possesses) executed by the contractor or other persons above referred to, shall be furnished to Landlord. The contract shall further provide that all labor employed in construction or installing the Leasehold Improvements shall be such as, in the sole judgment of Landlord, not to be unreasonably withheld, shall cause no labor difficulty or other jurisdictional dispute with respect to any other workers or groups of workers then employed in or about the Building.

6.05. Indemnification. Tenant shall indemnify and save harmless Landlord against any and all bills for labor performed and equipment, fixtures, and material furnished to Tenant in connection with any Leasehold Improvements and against any and all liens, bills or claims therefor or against the Leased Premises and from and against all loss, damages, costs, expenses, suits, claims, and demands whatsoever. Tenant shall immediately give Landlord written notice of the initiation of a claim for a lien against the Leased Premises or the Property arising out of work done by or at the direction of Tenant. If Tenant shall fail to cause a lien to be discharged or bonded, within 10 days after being notified of the filing of the lien, in addition to any other right or remedy, Landlord may discharge the lien by paying the amount claimed to be due. If Landlord shall incur any expense on account of Tenant's failure to pay any such liens, bills or claims, or on account of Tenant's failure to comply with any regulation, law, or order of any lawful authority, then any such reasonable expense so incurred by Landlord shall be deemed additional rent under this Lease, due and payable by Tenant to Landlord, together with interest thereon at the rate of 18% per annum from the date incurred by Landlord, on the first day of the month immediately following the payment of the same by Landlord. Tenant or any contractor or contractors employed by Tenant or any other persons constructing or installing Leasehold Improvements shall be fully covered by workmen's compensation insurance and the certificate thereof shall be furnished to Landlord before commencement of any work by any such contractor or persons. Tenant covenants and agrees to indemnify and hold Landlord harmless from, and defend Landlord against, any and all claims for personal injury, death, or property damage occasioned during the progress or as a result of the construction or installation of any Leasehold Improvements.

6.06. Records. Tenant shall keep and maintain full, true and accurate books of account and full, true and complete records with respect to all Leasehold Improvements, to which Landlord or its representatives shall have the right of access at any and all times during regular business hours with the privilege of examining and auditing the same; and Tenant shall further furnish to Landlord any and all statements, information, vouchers, invoices and supporting data as Landlord may reasonably require with respect to such Leasehold Improvements.

6.07. Machinery and Equipment, Damages. Tenant shall not transport any safe, heavy machinery, heavy equipment, bulky matter or fixtures (the "equipment and machinery") into or out of the Building or Leased Premises without Landlord's prior written consent and approval. In obtaining the Landlord's approval as required under this paragraph, Tenant agrees to provide Landlord with all technical specifications concerning the equipment and machinery and to pay the costs of any and all structural changes which in the sole discretion of the Landlord are required to be made in order to safely and efficiently accommodate the equipment or machinery to be transported into or out of the Building or Leased Premises. If such equipment or machinery requires special handling, Tenant agrees to employ only persons holding the proper license to do said work, and that all work in connection therewith shall comply with any applicable Federal, State, City or other governing laws, rules or regulations. Tenant understands and agrees that it is liable for any damage done to the Building or Leased Premises resulting from the movement of any equipment or machinery.

7.    COMMON AREA AND FACILITIES.

During the Term of this Lease, Tenant shall have the right of nonexclusive use, in common with others, of the driveways,  and parking area, landscaped areas, stairs, landings, utility and mechanical rooms and equipment, service closets, corridors, elevators, lobbies, lavatories and other public areas of the Building as designated by Landlord from time to time provided that such use shall be subject to such rules and regulations as Landlord may from time to time prescribe governing the same; and provided that Landlord shall at all times have full and exclusive control, management and direction thereof. Landlord shall further have the right to police the same; to assign specific parking area for tenants and for visitors; to close temporarily all or any portion of the parking areas as may be required for proper maintenance and/or repair; to change the location, layout and arrangement of parking areas, driveways and footways and interior common areas from time to time; and, to do and perform such other acts in and to such areas as, in the use of its business judgment, the Landlord shall determine to be advisable in order to improve the overall operation and/or make more convenient the use thereof by tenants of the Building.

It is understood and agreed by the Tenant that the Landlord shall not employ or supply any security or parking personnel for either the Building or the Leased Premises or furnish any type of system to control the use of parking spaces by either the Tenant, its customers or other third parties. However, in the event that the tenants leasing eighty percent (80%) of the total leasehold premises of the Building request the Landlord to employ or supply any of the aforementioned personnel or systems, Landlord shall provide and employ said personnel or system and the costs thereof shall be borne by the Tenant based on the percentage that Tenant's Leased Premises bears to the total leasehold premises occupied by all tenants of the Building, said costs not deemed by Landlord to be within the definition of "Common Area Expense" as defined in Section 8 of this Agreement. In addition, the cost of any reserved parking designations, implemented to control the use of parking spaces by the Tenant or its clients, customers or patients, whether by marking or sign, shall be borne by the Tenant, said costs not deemed by Landlord to be within the definition of "Common Area Expense" as defined in Section 8 of this Agreement.

8.    COMMON AREA EXPENSE.

Landlord will, subject to the Operating Expense reimbursement provisions described in Section 3.04, operate and maintain the common areas and facilities described in Section 7. For the purpose of this Section 8, "Common Area Expense" shall be those costs of owning, operating, managing, repairing, replacing and maintaining the Property and the common area and facilities in a manner deemed by Landlord, in its sole discretion, to be reasonable and appropriate and for the best interests of the tenants in the operation of the Building, including, without limitation, the following:

(a)      All costs and expense of operating, maintaining, repairing, lighting, cleaning, painting, striping, insuring (including liability for personal injury, death and property damage and workmen's compensation insurance coverage personnel), removing snow, ice and debris and/or amortization of machinery and equipment used for such operations; and

(b)      All costs and expense for the replacement of paving, curbs, walkways, landscaping, drainage and lighting facilities and installation, maintenance, and electricity to the pylon sign; and

(c)       All costs and expense of grass cutting, fertilizing, planting, replanting and replacing flowers, shrubs or other exterior decorations within the Building Area; and

(d)       Painting and decoration of all common areas

(e)       Costs of complying with any legal requirements in connection with the common areas and facilities, and

(f)      All other expenses which would be considered as an expense of owning, maintaining, operating or repairing the Building and Property, including a management fee, under sound accounting principles subject however, to the limitations specified under Section 7 and 12 of this Agreement.

9.    REAL ESTATE TAXES. INTENTIONALLY OMITTED

10.  INSURANCE.

Landlord shall maintain at all times during the Term of this Agreement the following policies of insurance for the Building, which shall cover the improvements to the Leased Premises made by Landlord, but which shall not include Tenant's personal property located therein or Tenant's Leasehold Improvements in excess of Landlord's Work:

(a)           Fire and extended insurance coverage.

(b)           Rental insurance, as required by the Landlord's mortgagee or lender.

(c)           Umbrella liability insurance with maximum coverage of up to Three Million Dollars ($3,000,000.00).

(d)           Flood insurance, as required by Landlord's mortgagee or lender.

(e)            Owned and non-owned automobile insurance, as required by Landlord's mortgagee or lender.

(0            Any other insurance that may, from time to time, be required by Landlord's mortgagee or lender.

11.   UTILITIES.

INTENTIONALLY OMITTED

12.   JANITORIAL SERVICES AND TRASH REMOVAL.

Tenant shall provide, at its own expense, such janitorial services as are necessary to maintain the Leased Premises in a sanitary, good and safe condition. It is understood and agreed by the Tenant that the Landlord shall not employ a janitor or furnish janitorial services to either the Building or the Leased Premises. However, Landlord shall provide cleaning and maintenance services for the common areas of the Building as described in Section 8 of this Agreement.

13.   RULES AND REGULATIONS.

Tenant agrees to be bound by such Rules and Regulations as may be adopted, promulgated and amended by Landlord pertaining to and for the purpose of maintaining and operating the Property in a clean and orderly manner, preserving the safety and good order thereof, and furthering the convenience of welfare of all of the tenants in the Property. Upon Landlord's promulgation of such Rules and Regulations, and notification thereof to Tenant in accordance with Section 34, such Rules and Regulations and any reasonable amendments, changes or additions thereto shall be incorporated in this Lease and shall be binding upon Tenant as if fully set forth herein, provided that such Rules and Regulations are not in conflict with any of the terms and conditions of this Lease. Any amendments or additions to the Rules and Regulations shall be effective upon written notice thereof to Tenant in the manner provided in Section 34 hereof.

14.   TENANT REPAIRS.

Tenant will keep the interior of the Leased Premises, together with all electrical, plumbing and mechanical installations therein, servicing the Leased Premises, in good order and repair and will make all replacements at its own expense except that Landlord shall be responsible for all HVAC repairs and replacements. Tenant will surrender the Leased Premises at the expiration of the Term, or at such other time as it may vacate the premises, in as good condition as when received, excepting depreciation caused by ordinary wear and tear and damage by fire, unavoidable accident, or act of God.

Tenant will promptly repair at its own expense any damage to the Leased Premises or the Property caused by bringing into the Property any property for Tenant's use or by the installation or removal of such property, regardless of fault or by whom such damage shall be caused, unless caused by Landlord, its agents, employees or contractors; and, in default of such repairs by Tenant, Landlord may make the same and Tenant agrees to pay the cost thereof to Landlord promptly upon Landlord's demand therefor.

Tenant shall be responsible for the maintenance, cleaning and repair and replacement of all interior and exterior doors, windows and glass which comprise the Leased Premises.

15.  TENANT'S INSURANCE.

With respect to the Leased Premises, Tenant will keep in force at its own expense, so long as this Agreement remains in effect, Comprehensive General Liability insurance (providing among other coverages: Blanket Contractual, Personal Injury, Independent Contractors, Products/Completed Operations Hazard, Automobile Liability/Comprehensive Form and Employers Liability) with companies and in a form acceptable to Landlord with a minimum of One Million Dollars ($1,000,000.00) per Occurrence and Three Million Dollars ($3,000,000) Aggregate limit with any combination of general liability and umbrella liability coverage, naming both Landlord and Tenant as insured parties; and Tenant will further deposit the policy or policies of such insurance or certificates thereof, with Landlord. In addition, Tenant shall maintain (i)Workers' Compensation Insurance in statutory amounts and (ii) Commercial Property Insurance including special form perils endorsement, including an endorsement for the inclusion of back-up sewers or drains, insuring Tenant's property, including Tenant's Leasehold Improvements in excess of Landlord's Work, Tenant's signs, trade fixtures, furnishings, equipment, furniture, and other personal property and including plate glass, for the full replacement value, without deduction for depreciation.. If Tenant shall not comply with its covenants made in this Section, Landlord may at its option, cause insurance as aforesaid to be issued, and in such event Tenant agrees to pay the premium for such insurance promptly upon Landlord's demand. A certificate of insurance with the aforementioned coverage must be issued not later than ten (10) days prior to Tenant, its agents or contractors entering the Leased Premises for occupancy or to prepare the Leased Premises for occupancy. Also, whenever an insurance policy is renewed or a policy issued, Tenant shall immediately cause a "Certificate of Insurance" to be delivered to Landlord. If the permitted use is a medical office, Tenant shall have each independent practitioner endorsed on it's policy and covered with similar limits, or shall require each individual practitioner to carry his or her own insurance and shall provide certificates of such insurance to Landlord before such practitioner may occupy the Leased Premises.

16.   INDEMNITY BY TENANT.

Tenant will indemnify Landlord and save it harmless from and against any expenses, loss or liability paid, suffered or incurred as the result of any breach by Tenant, Tenant's agents, servants, employees, customers, contractors, visitors or licensees, of any covenant or condition of this Lease, and any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of the occupancy or use by Tenant of the Leased Premises or any part thereof or any other part of the Property, or occasioned wholly or in part by any act or omission of Tenant, Tenant's agents, servants, employees, customers, contractors, visitors or licensees; provided, however, that this indemnification shall not apply to any such injury, loss, damage or liability arising solely from the negligence or misconduct of the Landlord, its agents, servants, employees, or contractors.

17.   FIRE OR OTHER CASUALTY.

If the Leased Premises, or any other portion of the Building including areas of ingress and egress, shall, through no fault of Tenant or Tenant's agents, servants, employees, customers, contractors, visitors or licensees, be damaged by fire, the elements, unavoidable accident or other casualty, but the Leased Premises are not thereby rendered untenantable in whole or in part, Landlord shall promptly at its own expense cause such damage to be repaired, and the rent shall not be abated; if by reason of such occurrence, the Leased Premises shall be rendered untenantable only in part, Landlord shall promptly at its own expense cause the damage to the Leased Premises to be repaired substantially to the condition at the Date of Possession, (but not for Tenant Improvements that are not a part of Landlord's Work unless Tenant pays Landlord for the cost thereof) and the rent meanwhile shall be abated proportionately as to the portion of the Leased Premises rendered untenantable; if by reason of such occurrence the Leased Premises shall be rendered wholly untenantable, Landlord shall promptly at is own expense cause such damage to be repaired substantially to the condition at the Date of Possession, (but not for Tenant Improvements that are not a part of Landlord's Work unless Tenant pays Landlord for the cost thereof) and the rent meanwhile shall be abated in whole, unless within sixty (60) days after said occurrence Landlord shall give Tenant written notice that it has elected not to reconstruct the destroyed Leased Premises in which event, this Agreement and the tenancy hereby created shall cease as of the date of said occurrence, the rental to be adjusted as of such date. All of the above notwithstanding, if Landlord, in its absolute discretion, shall desire, within a reasonable time after the occurrence of any such accident or casualty (even though the Leased Premises may not have been affected by the same) to demolish, rebuild or reconstruct the Building, then, upon written notice from Landlord to Tenant, this Agreement shall terminate on a date to be specified in such notice, and all rent payable hereunder shall be adjusted as of the time of the occurrence of any such accident or casualty.

18.  ALTERATIONS BY TENANT.

Unless the Landlord shall elect that all or part of any Tenant Improvements or alterations consented to by the Landlord in writing shall remain after expiration of the Lease Term, the Leased Premises shall be restored to their original condition (except as to any part of said alterations which the Landlord shall elect to remain) by the Tenant before the expiration of its tenancy, at its own expense. The original condition shall mean the condition of the Leased Premises as of the commencement of this Lease, ordinary wear and tear excepted. Upon said election by Landlord, any such alterations, improvements, betterments and mechanical equipment, including but not limited to heating and air conditioning systems, shall become the property of the Landlord as soon as they are affixed to the Leased Premises, and all rights, title and interest therein of the Tenant shall immediately cease, unless otherwise agreed to in writing. The Landlord shall have the sole right to collect any insurance for any damage of any kind to any of the improvements placed upon the Leased Premises by the Tenant, but Landlord shall not be obligated to cause the repair of the Tenant Improvements unless the insurance proceeds therefore are sufficient or Tenant pays the Landlord for any deficiency. If the making of any such alterations, or the obtaining of permits or franchise therefor shall directly or indirectly result in a franchise, minor privilege or other tax or assessment, such tax or assessment shall be paid, immediately upon its levy, by the Tenant.

19.   SIGNS.

Without the prior written consent of the Landlord, the Tenant covenants and agrees that it will not place or permit any signs, lights, awnings or poles in or about the Leased Premises, nor paint or make any change in, to or on the outside of the Leased Premises, nor do anything on or to the outside of the Leased Premises to change the uniform architecture, paint or appearance of the Building. In the event such consent is given, the Tenant agrees to pay any minor privileges or other tax arising out of such installation immediately when due. All Tenant's signage shall be in compliance with Landlord's sign criteria for the Property shall be designed and constructed at Tenant's expense, and shall be installed by Landlord at Tenant's expense.

20.   INGRESS AND EGRESS.

The Tenant further covenants and agrees not to pile anything on the sidewalk or parking lot in the front, rear or sides of the Building or block said sidewalk, and not to do anything that directly or indirectly will take away any of the rights of ingress or egress from any other tenant of the Landlord or do anything which will, in any way, change the uniform and general design of any property of the Landlord of which the Leased Premises hereby leased shall constitute a part or unit.

21.   LANDLORD'S SIGNS.

It is further understood and agreed between the parties hereto that the Landlord shall have the right to place a "For Rent" sign on any portion of the Leased Premises for ninety (90) days prior to termination of this Agreement and to place a "For Sale" sign thereon at any time.

22.   WATER DAMAGE.

The Tenant covenants and agrees that the Landlord shall not be held responsible for and the Landlord is hereby released and relieved from, and forever saved harmless from, any liability by reason of or resulting from damage or injury to person or property of the Tenant or of anyone else, directly or indirectly, caused by (a) dampness or water in any part of the Leased Premises or (b) any leak or break in any part of the Leased Premises, except in the event of gross negligence by the Landlord.

23.  EMINENT DOMAIN.

If during the Lease Term all or a substantial part of the Leased Premises be taken by eminent domain, this Agreement shall terminate as of, and the Rent shall be apportioned to and abate from and after, the date of taking, and Tenant shall have no right to participate in any award or damages for such taking and hereby assigns all of its right, title and interest therein to Landlord. For purposes of this Paragraph, "a substantial part of the Leased Premises" shall mean such part thereof that the remainder of the Leased Premises is rendered inadequate and cannot practicably be repaired and improved so as to be made adequate to permit Tenant to carry on its business to substantially the same efficiency as before the taking. In no event shall a taking of less than ten percent (10%) be deemed a taking of a "substantial part of the Leased Premises".

If during the Lease Term less than a substantial part of the Leased Premises (as hereinabove defined) be taken by eminent domain, this Agreement shall remain in full force and effect according to its terms; and Tenant shall have no right to participate in any award or damages for such taking and hereby assigns all of its right, title and interest therein to Landlord, and Landlord shall at its expense, up to but not in excess of the amount of the award or damages received, promptly make such repairs and improvements as shall be necessary to make the remainder of the Leased Premises adequate to permit Tenant to carry on its business to substantially the same extent and with substantially the same efficiency as before the taking.

For the purpose of this Section, a "taking" under the power of eminent domain shall include a negotiated sale or lease and transfer of possession to a condemning authority under bona fide threat of condemnation, and Landlord alone shall have the right to negotiate with the condemning authority and conduct and settle all litigation connected with the condemnation. As hereinabove used, the words "award or damages" shall, in the event of such sale or settlement, include the purchase or settlement price. Nothing herein shall be deemed to prevent Tenant from claiming and receiving from the condemning authority, if legally payable, compensation for the taking of Tenant's own tangible property and damages for Tenant's loss of business, business interruption, or removal and relocation.

24.   INSPECTION AND ENTRY BY LANDLORD.

Tenant will permit, and hereby authorizes Landlord, its agents, employees and contractors to enter the Leased Premises and all parts thereof during business hours and upon reasonable notice to Tenant (or at any time in case of any emergency) to inspect the Leased Premises, or to install, inspect, maintain, use, repair, replace, remove and inspect pipes, ducts, conduits and wires passing into, through, above or beneath the Leased Premises for the service to other parts of the Building and to enforce or carry out any provision of this Lease. During the last six (6) months of the Term, Landlord shall be entitled to show the Leased Premises to prospective tenants, and shall be entitled during the entire Term to show the Leased Premises to lenders or prospective purchasers of the Property.

25.   NO ASSIGNMENTS OR SUBLETTING.

Tenant will not assign this Lease in whole or in part, nor sublet all or any part of the Leased Premises, without the written consent of Landlord first obtained, which consent may be withheld in Landlord's sole, subjective discretion and may be conditioned upon an increase in the Base Rent. Consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. This prohibition against assigning or subletting shall be construed to include prohibition against any assignment or subletting by operation of law or by transfer of ownership interests in Tenant.

26.   NOTICE OF DEFAULT TO LANDLORD AND MORTGAGEE AND RIGHT TO CURE. If Landlord shall fail to perform any covenant, term or condition of this Agreement required to be performed by Landlord, Tenant shall give, by certified mail, a notice of default to the Landlord, which shall specifically set forth the nature of the nonperformance by the Landlord and shall give the Landlord thirty (30) days within which to cure such default or nonperformance. Said notice of default shall be a condition precedent to the institution by Tenant of any judicial proceedings for nonperformance or default against the Landlord. Tenant agrees to give any mortgagee and/or Trust Deed Holders, by certified mail, a copy of any notice of default served upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing, of the address of such mortgagees and/or Trust Deed Holders. Tenant further agrees that if Landlord shall fail to cure such default within the time provided for in this Lease Agreement, then the mortgagees and/or Trust Deed Holders shall have an additional thirty (30) days within which to cure such default or, if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days, any mortgagee and/or Trust Deed Holders has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

27.   DEFAULT BY TENANT.

27.01. Events of Default. Any of the following events shall constitute a default by Tenant:

(a)           If the Rent shall be in arrears beyond the applicable grace period for same; or

(b)         If the Tenant should assign the Lease or sublet the Leased Premises without Landlord's prior written consent; or

(c)           If Tenant fails to maintain the insurance required hereby; or

(d)           If Tenant shall have failed to perform any other term, condition or covenant of this Agreement on its part to be performed for a period of ten (10) days after notice of such failure from Landlord; or

(e)            If the Leased Premises are vacant, unoccupied or deserted for a period of fifteen (15) days at any time during the Term by the voluntary acts of Tenant; or

(f)            If Tenant is adjudicated a bankrupt or insolvent by a court of competent jurisdiction or if any such court enters any order, judgment or decree finally approving any petition against Tenant seeking reorganization, liquidation, dissolution or similar relief or a receiver, trustee, liquidator or conservator is appointed for all or substantially all of Tenant's assets and such appointment be not vacated within twenty (20) days after the appointment, or if Tenant seeks or consents to any of the relief hereinabove enumerated in this subparagraph (d) or files a voluntary petition in bankruptcy or insolvency or makes an assignment of all or substantially all of its assets for the benefit of creditors or admits in writing of its inability to pay its debts generally as they come due or files Articles of Dissolution with the appropriate authority of the place of its formation; or

(g) If Tenant's leasehold interest under this Agreement is sold under execution, attachment or decree of court to satisfy any debt of Tenant or any lien (including mechanic's lien) against Tenant's leasehold interest.

27.02. Landlord's Remedies. In the event of default, Landlord in addition to any and all legal and equitable remedies it may have, shall have the following remedies:

(a)            To distrain for any Rent in default; and

(b)            At any time after default, without notice, to declare this Agreement terminated and enter the Leased Premises with or without legal process; and in such event Landlord shall have the benefit of all provisions of law now or hereafter in force respecting the speedy recovery of possession from Tenant holding over to the same extent as if this Agreement had not been entered into and Tenant waives any and all provisions for notice under such laws.

(c)           In the event of such termination, Tenant shall immediately be liable to Landlord for the sum of the following: (i) all Rent then in arrears, without apportionment to the termination date; (ii) all other liabilities of Tenant then accrued under this Agreement; (iii) all of Landlord's costs and expenses (including reasonable counsel fees) in connection with such default and recovery of possession; and (iv.) all costs and expenses incurred by Landlord in reletting the Leased Premises (without any obligation of Landlord's part to cause such reletting) including brokerage commissions, rent concessions, tenant improvement allowances and other costs and expenses whether similar or dissimilar.

(d)          In addition to the remedies in section 27.02(c), Landlord shall be entitled to elect as damages (i) the amount by which the Rent, apportioned from the date of termination to the end of the stated Term exceeds the then fair rental value of the Leased Premises for such period, (ii) all Rental due hereunder as and when the same would have become due but for the termination less the amount of any rent for the Leased Premises actually paid to Landlord, or (iii) liquidated damages in the amount of one years' Rent due and payable hereunder, the parties hereto agreeing that the same would be a fair and reasonable estimate of the damages incurred by Landlord if Tenant defaults hereunder. In pursuing damages, Landlord may bring one or more actions to recover such damages as have accrued to date, and no one such action shall be deemed to be a bar to or waiver of any subsequent action.

If this Lease is terminated, Landlord may re-lease the Leased Premises or any part thereof, alone or together with other premises, for such term(s) (which may be greater or less than the period which otherwise would have constituted the balance of the Term) and on such terms and conditions (which may include concessions or free rent and alterations of the Leased Premises) as Landlord, in its sole discretion, may determine. The failure or refusal of Landlord to re-lease the Premises or any part or parts thereof shall not release or affect Tenant's liability for damages.

27.03. Remedies Cumulative. No mention in this Agreement of any specific right or remedy shall preclude Landlord from exercising any other right or from having any other remedy, or from maintaining any action to which it may otherwise be entitled either at law or equity; and the failure of Landlord to insist in any one or more instances upon a strict performance of any covenant of this Lease or to exercise any option or right herein contained shall not be construed as a waiver of relinquishment for the future of such covenant, right or option, but the same shall remain in full force and effect unless the contrary is expressed in writing by Landlord.

28.   SUBORDINATION.

This Lease shall be subject to and subordinate at all times to the lien of any mortgages and/or deeds of trust now or hereafter made on the Leased Premises and to all advances made or hereafter to be made thereunder. This subordination provision shall be self-operative and no further instrument of subordination shall be required. The Tenant agrees to execute any documents subsequent to the execution of this Agreement, which are required by Landlord's lender to evidence the subordination.

29.   PERFORMANCE BY LANDLORD.

If Tenant shall fail to perform any covenant or duty required of it by this Agreement or by law, Landlord shall have the right (but not the duty) to enter the Leased Premises, if necessary, to perform the same with notice (or without notice in the event of an emergency), and the reasonable cost thereof shall be deemed to be additional rent.

30.   ASSIGNMENT BY LANDLORD.

If Landlord should ever assign this Agreement or the Rent hereunder to a creditor as security for a debt or otherwise, Tenant shall, after notice of such assignment and upon demand by Landlord or the assignee, pay all sums thereafter becoming due Landlord hereunder to the assignee and give all notices required to be given Landlord hereunder both to Landlord and the assignee and have all policies of insurance required hereunder endorsed so as to protect the assignee's interest as it may appear and deliver such policies, or certificates thereof, to the assignee.

31.  FORECLOSURE.

In the event the Leased Premises are sold at any foreclosure sale or sales, by virtue of any judicial proceedings or otherwise, this Agreement shall continue in full force and effect and Tenant agrees, upon request, to attorn to and acknowledge the foreclosure purchaser or purchasers at such sale as Landlord hereunder.

32.   NO WAIVER.

The failure of the Landlord to insist upon a strict performance of any of the terms, conditions and covenants herein contained shall not be deemed a waiver of any rights or remedies that the Landlord may have and shall not be deemed a waiver of any subsequent breach or default in the terms, conditions and covenants herein contained.

33.   RECORDATION COST.

In the event this Agreement or any substitution for this Agreement is recorded, all costs of recordation, including state and county documentary stamp taxes, recordation taxes and transfer taxes imposed thereon shall be borne by the party recording this Agreement.

34.   NOTICES.

All notices, demands and requests required under this Agreement shall be in writing. All such notices, demands and requests shall be deemed to have been properly given if hand delivered (including hand delivery to Tenant's agent or employee at the Leased Premises), delivered by overnight courier, or if sent by United States certified mail, return receipt requested, postage prepaid, addressed to the addresses of Landlord and Tenant first above written unless either of the parties has so notified the other of a change in address, in which case the most recent address shall be used. Delivery shall be deemed to occur on the date of delivery by hand, one day after sent by overnight courier, and upon receipt of certified mail, provided that if Tenant does not accept delivery of such certified mail, or the U.S. postal service is otherwise unable to complete the delivery, delivery shall be deemed to have occurred two days after Landlord's deposit of the notice with the U.S. post office.

35.   ESTOPPEL CERTIFICATES.

Tenant agrees at any time hereafter upon not less than five (5) days' prior notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same is in full force as modified and stating the modifications). Such certificate shall state the dates to which the rent and other charges have been paid in advance, if any, and whether or not to the best knowledge of the signer of such certificate Landlord is in default in performance of any covenant, agreement or condition contained in this Agreement; if applicable, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered hereunder may be relied upon by Landlord and any third parties to whom it is addressed.

36.   QUIET ENJOYMENT.

If and so long as Tenant pays the Rent and performs and observes all the covenants and provisions hereof, Tenant shall quietly enjoy the Leased Premises, subject, however, to the terms and provisions hereof, and to any mortgages, deeds of trust, or other documents of record concerning the Property.

37.   LEASE EXPIRATION; TERMINATION.

This Agreement and the tenancy hereby created shall cease and terminate at the end of the Lease Term, or any extension or renewal thereof, without the necessity of any notice from either Landlord or Tenant to terminate the same, and Tenant hereby waives notice to vacate the Leased Premises and agrees that Landlord shall be entitled to the benefit of all provisions of law respecting the summary recovery of possession of premises from a tenant holding over to the same extent as if statutory notice had been given.

Upon the expiration or earlier termination of this Lease, Tenant shall leave the Leased Premises in a neat and clean condition, free of debris and in the condition required by section 15 hereof . Tenant, at its expense, shall immediately repair damage to the Leased Premises caused by the removal of its trade fixtures, signs and other personal property. If Tenant leaves any personal property at the Premises, the Landlord may consider it abandoned and may dispose of it without being liable to Tenant.

38.   HOLDING OVER.

Any holding over after the expiration of the Lease Term by Tenant shall be deemed to be a tenancy from month-to-month. Holdover rent shall be payable in the amount of two (2) times the monthly rent paid during the last month of the Lease Term.

39.   NO OPTION.

The submission of this Agreement for examination does not constitute a reservation of any option for the Leased Premises, and this Agreement becomes effective as a lease only upon execution and delivery thereof by Landlord and Tenant.

40.   MISCELLANEOUS:

40.1. Waiver of Certain Rights. Landlord and Tenant hereby mutually waive any and all rights which either may have to request a jury trial in any action, proceeding or compulsory counterclaim arising out of this Lease or Tenant's occupancy of or right to occupy the Leased Premises. Tenant further agrees that in the event Landlord commences any summary proceeding for non-payment of rent or possession of the Premises, Tenant will not interpose and hereby waives all right to interpose any non-compulsory counterclaim of whatever nature in any such proceeding. Tenant further waives any right to remove a summary proceeding to any other court or to consolidate a summary proceeding with any other action, whether brought prior or subsequent to the summary proceeding.

40.2  Severability. If any portion of any term or provision of this Lease, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

40.3  Waiver of Right of Redemption. Tenant hereby expressly waives for itself and all persons claiming by, through or under it, any right of redemption or right to restore the operation of this Lease under any present or future law in the event Tenant is dispossessed for any proper cause, or in the event Landlord shall obtain possession of the Leased Premises pursuant to the terms of this Lease. Tenant agrees that the Leased Premises are leased exclusively for business, commercial and mercantile purposes and therefore shall not be redeemable under any provision of law.

40.4  Successors and Assigns. This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its successors and assigns and shall inure to the benefit of Tenant and its permitted assigns and subtenants. Upon any sale or other transfer by Landlord of its interest in the Premises and in this Lease, and the assumption by Landlord's transferee of the obligations of Landlord hereunder, Landlord shall be relieved of any obligations under this Lease accruing thereafter.

40.5 Indemnities. All indemnities of Tenant in this Lease shall survive the expiration or earlier termination of this Lease and shall survive any transfer of Landlord's interest in the Property.

40.6 Force Majeure. The outside Date of Possession stated in section 2.02 is subject to extension for events outside of the control of the Landlord including but not limited to the failure or refusal of the tenant presently occupying the Leased Premises to vacate as and when required by such tenant's lease, fire, casualty, acts of God, riots, insurrection or war or other occurrence outside of Landlord's control.

41.   ENTIRE AGREEMENT.

This writing is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of the terms thereof, all negotiations, considerations and representations between the parties having been incorporated herein. No course of prior dealings between the parties or their affiliates shall be relevant or admissible to supplement, explain or vary any of the terms of this Agreement. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement between the parties or their affiliates shall not be relevant or admissible to determine the meaning of any of the terms of this Agreement. No representations, understandings or agreements have been made or relied upon in the making ofthis Agreement other than those specifically set forth herein. This Agreement can only be modified in writing signed by all of the parties hereto or their duly authorized agents.

42.   CORPORATE APPROVAL.

If Tenant is a corporation or other legally formed entity, Tenant shall provide to Landlord, within ten (10) days of its execution of this Agreement, a copy of an executed resolution by its Board of Directors, Board of Managers or appropriate authorizing body, authorizing the execution of this Agreement and authorizing the individual executing this Agreement to execute said Agreement on behalf of and in the name of the entity. If Tenant shall fail to provide the executed resolution within the time period required under this Section, Landlord may, at its option, declare this Agreement to be null and void and of no further force or effect.

[signatures appear on next page]

AS WITNESS, the hands and seals of the parties hereto the day and year first above written.

WITNESS:	LANDLORD:
2205 YORK ROAD, LLC

By:
Wayne R. Gioioso, Jr., Managing Member

TENANT:
WITNESS:	MONSTER DIESEL, INC.

/s/ Clarinda Sellers	By: /s/ Richard Sellers, CFO
Clarinda Sellers	Richard Sellers, CFO
12/4/08